EXHIBIT 99.1

EMPIRE PETROLEUM CORPORATION ANNOUNCES ACQUISITION OF OIL AND GAS ASSETS AND $5 MILLION CREDIT FACILITY WITH CROSSFIRST BANK

•	Completes Exodus Acquisition
•	Completes Cardinal Acquisition
•	Credit Facility Established with CrossFirst Bank

Tulsa, OK – 10/10/18 — (EMPR:OTCQB).  Empire Petroleum Corporation ("Empire") announced today that it has acquired operated producing oil and gas assets located in St. Landry and Beauregard Parishes in Louisiana through its wholly owned subsidiary, Empire Louisiana, LLC (the "Company"). The assets were acquired from Cardinal Exploration and Production Company and Exodus Energy, Inc. in transactions that have been previously reported by Empire in its filings with the Securities and Exchange Commission.  In connection with financing for the acquisitions, the Company entered into a $5,000,000 senior revolver loan agreement with CrossFirst Bank located in Tulsa, Oklahoma and completed a private placement of units consisting of common stock and warrants to Puckett Land Company of Denver, Colorado.

The acquired producing assets are comprised of oil and gas wells with predictable, low decline production profiles, low risk workover opportunities, undeveloped new drilling opportunities and other potential operating and production enhancements to improve unit operating costs and improve existing margins.  The properties are currently producing approximately 70 BOEPD (Barrels of Oil Equivalent per Day) net to the Company's working interest and encompasses approximately 1555 gross acres of leasehold.  Current net operating cash flow to the Company is approximately $75,000 per month.

Additionally, Empire announced that Chief Executive Officer Thomas Pritchard has been elected to Empire's Board of Directors.

 "These are terrific operated assets that will provide material monthly net cash flow to the Company.  Our new operations team drilled and managed many of these wells before joining Empire and are very familiar with their history and cash flow generation," stated Mike Morrisett, President. Mr. Morrisett continued, "We are extremely pleased to work with the experienced and professional executives at CrossFirst Bank to secure our senior revolver loan agreement."

CEO and new Board member, Tommy Pritchard, added, "The pipeline of growth opportunities remains robust and we are currently evaluating deal flow with a focus on building scale with conventional producing properties characterized by low decline and predictable production profile, additional drilling, in-fill and workover opportunities with a high liquid content."

About Empire Petroleum Corporation

Empire Petroleum Corporation is a publicly-traded, Tulsa-based oil and gas company with producing assets in Louisiana.  Management is focused on targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells.  Empire looks for assets where its operational team can deploy rigorous field/well management techniques to reduce unit operating costs and improve margins while optimizing production. Empire works to create shareholder value through strong free cash flow generation.

FORWARD LOOKING STATEMENTS

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that Empire expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Empire, see Empire's Form 10-K for the fiscal year ended December 31, 2017.